EXHIBIT F




                     NOTICE OF ANNUAL MEETING, PROXY STATEMENT
                     -----------------------------------------
                       DATED APRIL 6, 1999, AND PROXY FORM
                      ----------------------------------------






                                  ______________

                 Notice of 1999 Annual Meeting and Proxy Statement
                                  ______________



                                                     												April 6, 1999

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, May 12, 1999, at 7:00 p.m., local time, at the National Warplane Museum, Town of Big Flats, Elmira-Corning Regional Airport, 17 Aviation Drive, Horseheads, NY 14845 (map provided below). Following the meeting, desserts, coffee, tea and other refreshments will be served.

The single item on the agenda requiring Shareholders' vote will be to elect six directors - the candidates nominated for three-year terms, all currently serving, are: Robert E. Agan, Donald L. Brooks, Jr., Stephen M. Lounsberry III, Thomas K. Meier, Charles M. Streeter, Jr. and Nelson Mooers van den Blink. The attached Proxy Statement sets forth in detail the nominated candidates and those directors continuing in office, and additional information relating to the management of the corporation.

In addition to the above-noted election, we will review our financial performance for the past year and discuss our plans for 1999.

It is important that you be represented at the meeting whether or not you plan to attend in person. Accordingly, we urge you to mark, sign and date the proxy card enclosed in the mailing envelope sleeve and return it in the envelope provided. Also, if you plan to attend the meeting, please mark the proxy card where indicated and include the number in your group. Your directors and management look forward to seeing you on May 12.

                              								Sincerely yours,




                              								Jan P. Updegraff
                              								President and Chief Executive Officer





                              One Chemung Canal Plaza
                                  P.O. Box 1522
                              Elmira, New York  14902

                                 Parent Company of
                             Chemung Canal Trust Company

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


As directed by the Board of Directors of Chemung Financial Corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Corporation wil l be held at the National Warplane Museum, Elmira-Corning Regional Airport, 17 Aviation Drive, Horseheads, NY 14845, on Wednesday, May 12, 1999, at 7:00 p.m. for the following purposes:

1.	to elect six (6) directors, each to hold office for a term of three years and until their respective successors have been elected and qualified; and

2. to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 26, 1999 as the record date for determination of Shareholders entitled to notice of and to vote at this meeting.

Shareholders are requested to date, sign and mail the enclosed proxy in the envelope provided at their earliest convenience. A prompt response will be appreciated and will save the Corporation additional time and expense.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                               Donna C. Denton
                                                                     Secretary

April 6, 1999





                           CHEMUNG FINANCIAL CORPORATION
              ONE CHEMUNG CANAL PLAZA, P.O. BOX 1522, ELMIRA, NEW YORK

                                 PROXY STATEMENT

                    ANNUAL MEETING OF SHAREHOLDERS, MAY 12, 1999
------------------------------------------------------------------------------

Chemung Financial Corporation and its wholly-owned subsidiary, Chemung Canal Trust Company, are incorporated under the laws of the State of New York. For purposes of this proxy statement, unless otherwise stated, financial and other information is presented on a consolidated basis for Chemung Financial Corporation ("Corporation") and Chemung Canal Trust Company ("Bank").

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Chemung Financial Corporation to be held on Wednesday,
May 12, 1999, at 7:00 p.m., local time, at the National Warplane Museum, Elmira-Corning Regional Airport, 17 Aviation Drive, Horseheads, New York. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to Shareholders on or about April 6, 1999. A Shareholder granting a proxy has the right to revoke it by a duly executed
Proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Corporation in writing prior to the Annual Meeting.

Only Shareholders of record at the close of business on March 26, 1999 are entitled to receive notice of and to vote at the Annual Meeting. As of, March 11, 1999 there were 4,098,154 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the Annual Meeting by holders of Common Stock present in person or by proxy and entitled to vote on such election. Any other matter requires the affirmative vote of a majority of votes cast at the meeting, except as otherwise provided in the Corporation's Certificate of Incorporation or By-laws. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld (including non-broker votes) and abstentions are counted as present for the purpose of determining a quorum but are not counted as votes cast.

The cost of soliciting proxies will be borne by the Corporation and the Bank. In addition to solicitations by mail, some of the directors, officers, and regular employees of the Corporation and the Bank may conduct additional solicitations by telephone and personal contacts without remuneration. American Stock Transfer & Trust Company, the Corporation's transfer agent, will aid the Corporation in the solicitation of proxies and proxy vote tabulations. Nominees, brokerage houses, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record and the Corporation will reimburse such persons for the resonable expense.

ACTION TO BE TAKEN UNDER PROXY:

It is proposed that at the Annual Meeting action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. Proxies returned by Shareholders and not revoked will be voted for the election of the nominees for directors unless Shareholders instruct otherwise on the Proxy. A Shareholder granting a proxy has the right to revoke it by filing with the Secretary of the Corporation prior to the time such proxy is voted a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Corporation in writing of such Shareholder's intention to revoke such proxy prior to the time such proxy is voted. The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the Proxy will vote for the election in the stead of such nominee of such other person as the Board of Directors may recommend.

BOARD OF DIRECTORS:

Nominees For Election as Directors
----------------------------------
Those persons serving as directors of the Corporation and the Bank, being the same individuals, normally serve three-year terms of office, with approximately one-third of the total number of each such Board of Directors to be elected at each Annual Meeting of each such entity. The number of directors to be elected at the 1999 Annual Meeting of Shareholders is six (6) for three-year terms, each to serve for such term and until their respective successors are elected and qualified.

The following table sets forth information concerning the nominees for election as directors and each director continuing in office:

Name and Age               Length of Service       Principal Occupation During
                              As Director                  Past 5 Years
NOMINEES WITH TERMS
EXPIRING IN 2002
Robert E. Agan
Age 60                        Since 1986         Chairman of the Board, Chief
                                                 Executive Officer and President
                                                 of Hardinge Inc., a world-wide
                                                 machine tool manufacturer.
Donald L. Brooks, Jr.
Age 70                        Since 1985         Retired physician; Director of
                                                 Arnot Ogden Medical Center.

Stephen M. Lounsberry
Age 45                        Since 1995         President of Applied Technology
                                                 Manufacturing since July 17, 1996,
                                                 a manufacturer of machined industrial
                                                 and railroad component parts; formerly
                                                 President of Moore & Steele Corp.

Thomas K. Meier
Age 58                        Since 1988          President of Elmira College.

Charles M. Streeter, Jr.
Age 59                        Since 1985          President of Streeter Associates,
                                                  Inc., a general building contractor.

Nelson Mooers van den Blink
Age 64                        Since 1985          Chairman of the Board, Chief
                                                  Executive Officer and Treasurer
                                                  of The Hilliard Corporation, a
                                                  motion control equipment, oil
                                                  reclaimer and filter manufacturer.

DIRECTORS CONTINUING IN
OFFICE WITH TERMS
EXPIRING IN 2000

David J. Dalrymple
Age 45                       Since 1993           President of Dalrymple Holding
                                                  Corporation, parent company for
                                                  several construction materials and
                                                  highway construction companies.

Edward B. Hoffman
Age 67                       Since 1993           Partner with the law firm of Sayles,
                                                  Evans, Brayton, Palmer & Tifft.


John F. Potter
Age 53                       Since 1991           President of Seneca Beverage
                                                  Corporation, a wholesale distributor
                                                  of beer and water products.

William C. Ughetta
Age 66                       Since 1985           Lawyer, of Counsel to the law firm of
                                                  Sayles, Evans, Brayton, Palmer &
                                                  Tifft.  Retired since June 1, 1998
                                                  from Corning Incorporated; formerly
                                                  Senior Vice President and General Counsel
                                                  of Corning Incorporated, a diversified
                                                  manufacturing company. Director of Covance,
                                                  Inc. and GlobalLift Technologies, Inc.

Jan P. Updegraff
Age 56                       Since 1996           President and Chief Executive Officer
                                                  of the Corporation and Bank; formerly
                                                  Vice President and Treasurer of the
                                                  Corporation and Chief Operating Officer
                                                  and Executive Vice President of the Bank.

DIRECTORS CONTINUING IN
OFFICE WITH TERMS
EXPIRING IN 2001

John W. Bennett
Age 65                       Since 1988           Retired since June 30, 1998; formerly
                                                  Chairman of the Board, President and
                                                  Chief Executive Officer of the Corporation
                                                  and Bank.  Director of Hardinge Inc.

Robert H. Dalrymple
Age 48                       Since 1995           Secretary of Dalrymple Holding Corporation,
                                                  a parent company for several construction
                                                  materials and highway construction companies.

Frederick Q. Falck
Age 50                       Since 1997           President of L.M. Trading Company, an
                                                  agricultural investment corporation;
                                                  Vice President of Arnot Realty Corporation;
                                                  Chairman of The Rathbone Corporation.

Ralph H. Meyer
Age 59                       Since 1985           Retired since August 1, 1998.  Formerly
                                                  President and Chief Executive Officer of
                                                  Guthrie Healthcare System, a vertically
                                                  integrated health care delivery system.

Richard W. Swan
Age 50                       Since 1985           President of Swan & Sons-Morss Co., Inc.,
                                                  an insurance brokerage agency.

William A. Tryon
Age 68                       Since 1987           Chairman of the Board and Chief Executive
                                                  Officer of Trayer Products, Inc., an
                                                  automotive, truck and other industrial
                                                  parts manufacturer; President of Perry
                                                  & Carroll, Inc., an insurance brokerage
                                                  agency; formerly a director of the Bank
                                                  from 1964 to 1976.




SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:

The following table sets forth information, as of January 31, 1999, with respect to any person who is known by the Corporation to be the beneficial owner of more than five percent of the Corporation's Common Stock:

Name and Address of          Number of Shares of Common      Percent of Shares
 Beneficial Owner             Stock Beneficially Owned          Outstanding
Chemung Canal Trust Company
One Chemung Canal Plaza
Elmira, NY  14902                    748,595(1)                    18.2%

Chemung Canal Trust Company
Profit-Sharing, Savings and
Investment Plan
One Chemung Canal Plaza
Elmira, NY  14902                    453,698(2)                    11.1%

David J. Dalrymple
274 Upper Coleman Avenue
Elmira, NY  14905                    617,556(3,5)                  15.1%(6)

Robert H. Dalrymple
875 Upland Drive
Elmira, NY  14905                    595,324(4,5)                  14.5%(6)

<FN1>
1
Held by the Bank in various fiduciary capacities, either alone or with others. Includes 26,144 shares held with sole voting and dispositive powers, 722,451 shares held with shared power to vote and 375,822 shares held with shared dispositive power. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. Shares held by the Bank as sole trustee are voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the donor or a beneficiary and such direction is in fact received.

<FN2>
2
Voted by the Bank as trustee as directed by the Plan participants.

<FN3>
3
Includes 86,922 shares held directly, 3,808 shares held as custodian for Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 448,510 shares held by Dalrymple Family Limited Partnership of which David J. Dalrymple and Robert H. Dalrymple are sole general partners (see footnotes 5 and 6), and 78,316 shares held by Dalrymple Holding Corporation, of which David
J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders (see footnote 4). Excludes 6,776 shares held by Mr. Dalrymple's spouse as to which shares Mr. Dalrymple disclaims beneficial ownership.
</FN3>

<FN4>
4
Includes 64,690 shares held directly, 3,808 shares held as custodian for Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 448,510 shares held by Dalrymple Family Limited Partnership of which David J. Dalrymple and Robert H. Dalrymple are sole general partners (see footnotes 5 and 6), and 78,316 shares held by Dalrymple Holding Corporation (see footnote
3). Excludes 2,690 shares held by Mr. Dalrymple's spouse as to which shares Mr. Dalrymple disclaims beneficial ownership.

<FN5>
5
Excludes 30,230 shares held by Susquehanna Supply Company of which David J. Dalrymple and Robert H. Dalrymple each own 23.1% of the outstanding common stock.

<FN6>
6
Because of the definition of "beneficial ownership" under Section 13 of The Exchange Act, and the rules and regulations promulgated thereunder, David and Robert Dalrymple are each listed as beneficial owners of 526,826 of the same shares. Without such multiple counting, David and Robert Dalrymples' total aggregate beneficial ownership is 16.7% of the outstanding shares of Common Stock of the Corporation and if deemed to be a member of a "group" within the meaning of Section 13(d)(3) of The Exchange Act, such group would be deemed to hold said percentage of the outstanding shares of Common Stock of the Corporation. Nothing described herein shall infer or be deemed an admission by such person that such a group exists.


SECURITY OWNERSHIP OF MANAGEMENT:

As of January 31, 1999, each director or nominee and each Executive Officer named in the Summary Compensation Table herein, individually, and all directors, nominees and Executive Officers as a group beneficially owned Common Stock as reported to the Corporation as of said date as follows (unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares listed):

Directors, Nominees and         Amount and Nature            Percent of
Executive Officers            of Beneficial Ownership     Shares Outstanding*
Robert E. Agan                      12,336A                      *

John W. Bennett                     14,377B                      *

Donald L. Brooks, Jr.               14,288A                      *

James E. Corey III                   6,696B                      *

David J. Dalrymple                 617,556C                    15.1%C

Robert H. Dalrymple                595,324C                    14.5%C

Frederick Q. Falck                 127,505A, D                  3.1%

Edward B. Hoffman                    8,919A                      *

Stephen M. Lounsberry III           18,434A                      *

Thomas K. Meier                      4,287                       *

Ralph H. Meyer                      13,622A                      *

John F. Potter                      27,301A, E                   *

Charles M. Streeter, Jr.            23,958A, F                   *

Richard W. Swan                     71,876G                     1.8%

Joseph J. Tascone                    3,681B                      *

William A. Tryon                    22,179                       *

William C. Ughetta                  25,995A                      *

Jan P. Updegraff                     8,597B                      *

Nelson Mooers van den Blink          3,375                       *

All Directors, Nominees and
Executive Officers as a
group (25 persons)               1,090,219H                    26.6%

* Unless otherwise noted, less than 1% per individual.

A
Includes shares that Messrs. Agan (11,436), Brooks (1,788), Falck (963), Hoffman (4,658), Lounsberry (3,356), Meier (287), Meyer (8,432), Potter (8,605),
Streeter (3,532), and Ughetta (5,995) have credited to their accounts the equivalent of that number of shares shown in parenthesis following their names of Common Stock in valuation entry form under the Bank's Deferred Directors Fee Plan. Such deferred fees will be paid solely in shares of the Corporation's Common Stock pursuant to the terms of the Plan and the election of the Plan participants. Said share equivalencies have no voting rights until shares are actually issued to said directors under the terms of the Plan.

B
Includes all vested shares of Common Stock of the Corporation held for the benefit of each Executive Officer by the Bank as trustee of the Bank's Profit-Sharing, Savings and Investment Plan, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes all of the shares for which instructions were received from all Plan participants. The power to dispose of shares is held by Plan participants subject to certain restrictions. Messrs. Bennett, Updegraff, Corey and Tascone have a vested interst in 12,272, 8,395, 4,204 and 3,680 such shares hold by the Plan, respectively. Under the provisions of the plan, the trustee holds for the benefit of all employees who participate inthe Plan 453,698 shares of the Corporation's Common Stock.


C
See Footnotes 3 - 6 of the SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS table for further explanation of shares beneficially owned.

D
Includes 200 shares held directly and 126,342 shares held in various trusts of which Mr. Falck is a co-trustee or income beneficiary. Excludes 147,990 shares owned by The Rathbone Corporation of which Mr. Falck is an officer, director and co-trustee of various trusts which are shareholders of said corporation.

E
Includes 12,464 shares owned by Seneca Beverage Corporation, of which corporation Mr. Potter is an officer, director and the principal shareholder.

F
Includes 10,836 shares owned by Streeter Associates, Inc., of which corporation Mr. Streeter is an officer, director and the principal shareholder.

G
Includes 11,700 shares owned by Swan & Sons-Morss Co., Inc., of which corporation Mr. Swan is an officer, director and one of the principal shareholders, 33,480 shares held in trusts over which Mr. Swan has voting and dispositive power, and 429 shares held by Mr. Swan as custodian for his minor children. Does not include 4,316 shares held by others as trustees for a trust of which Mr. Swan is an income beneficiary or 4,011 shares held by Mr. Swan's spouse, as to which shares Mr. Swan disclaims beneficial ownership.


H
Does not include 24,179 shares owned by spouses of certain officers and directors as to which shares such officers and directors disclaim beneficial ownership and does not include 526,826 shares included under each of David J. Dalrymple and Robert H. Dalrymple (see footnote 6 under SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS). In addition, does not include 112, shares of preferred stock owned, by certain officers, direcotrs and their spouses of CCTC Funding Corp., a subsidiary of Chemmung Canal Trust Company, which qualifies as a Real Estate Investment Trust under the Internal Revenue Code. accrual year and may be further deferred at the election of the participant.

COMPENSATION OF MANAGEMENT:

Directors' Personnel Committee Report on Executive Compensation
---------------------------------------------------------------

Under the supervision of the Personnel Committee of the Board of Directors composed entirely of outside directors, the Bank has developed and implemented compensation policies which seek to enhance the profitability of the Bank and the Corporation and thus, Shareholder value while at the same time providing fair and competitive compensation which will attract and retain well-qualified executives. Based upon recommendations of the Personnel Committee, the Board of Directors sets the annual compensation of the Chief Executive Officer. The Committee also reviews and recommends to the Board of Directors compensation of other senior management as first recommended by the Chief Executive Officer based upon performance and other relevant factors. Aside from the fringe benefit programs in which all Bank employees participate, compensation of all Bank officers and exempt non-officers consists of an annual salary and a management incentive bonus. The management incentive bonus is subject to the terms and conditions of the Management Incentive Plan adopted by the Board of directors, which provides for the payment of bonuses to participants in accordance with an allocation formula based in part on the Corporation's attainment of specific operating objectives and in part on a subjective review of the participant's individual performance. Additionally, those officers who play a major role in setting and implementing long-term strategies, currently being the Chief Executive Officer, may receive a long-term incentive award. Payment of the long-term incentive award will be deferred for three years following the accrual year and may be further deferred at the election of the participant. The incentive bonus may or may not be deferred at the officer's election. For 1998, Mr. Updegraff received an incentive bonus of $40,000.
No long-term awards were issued. Senior Officer participants as a group, including Mr. Updegraff, received incentive bonus awards totaling $191,332 for 1998.

In evaluating the performance and recommending the compensation of the Chief Executive Officer and the compensation quidelines for the Bank's other senior mangement, the Committee has taken particular note of management's ability during 1998 in achieving certain profit, growth, and operational objectives which were established by the Board of Directors in the Bank Plan at the beginning of 1998 and compared the Corporation's financial results against the results reported by similar banks in New York and Pennsylvania. The financial and operational measurements considered by the Board were: net profit, return on assets, return on equity, new market penetration, new product development, cost control, asset growth, non-interest income, asset quality and asset liability management. There is no specific weight given to any of these factors and there is no formula whereby a certain performace will result in a certain salary. The Committee considers total performance and the total financial and operating conditions of the Bank in making its compensation recommendations.

Also, in considering the compensation of the Chief Executive Officer, the Committee periodically reviews reports prepared by various organizations which provide comparative information on Executive compensation for a nationwide peer group of independent banks and bank holding companies having similar asset size. From this review it was determined that the performance of the Bank was within the range reported by its peers and that the compensation paid by the Bank was appropriate in comparison to the peer group.

In its review of management performance and compensation, the committee has also take into account mangement's consistent commitment to the long-term success of the Corporation and the Bank. The Committee has recognized that profitability in any one year is considerably impacted by the general economic conditions nationally and in its market areas, over which management has little or no control, and the Committee's policy, therefore, is to not over-emphasize, either positively or negatively, a single year's results at the expense of significant, sustained, long-term earnings growth.

Based on their evaluation, the Committee believes that the executive management of the Corporation is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the Committee has implemented and administered have contributed to achieving this management focus.

                 SUBMITTED BY THE DIRECTORS' PERSONNEL COMMITTEE
Thomas K. Meier, Chairman     Richard H. Evans  			Richard W. Swan
Donald L. Brooks, Jr.	       	Frederick Q. Falck 		William A. Tryon
David J. Dalrymple          		Ralph H. Meyer			    William C. Ughetta

Executive Officers
------------------
During 1998, the names and positions of the executive officers of the Corporation and the Bank, all serving one-year terms, were as follows:

Name                    Age                    Position (served since)
John W. Bennett          65             Retired as of June 30, 1998; formerly
                                        Chairman of the Board and Chief Executive
                                        Officer of the Corporation and the Bank
                                        (1996); formerly President and Chief
                                        Executive Officer of the Corporation and
                                        the Bank (1991); and prior thereto President
                                        and Chief Operating Officer of the Corporation
                                        and the Bank (1988).

Jan P. Updegraff         56             President and Chief Executive Officer of
                                        the Corporation and the Bank (1998);
                                        formerly President and Chief Operating
                                        Officer of the Corporation and the Bank
                                        (1996); and prior thereto Vice President and
                                        Treasurer of the Corporation and Executive
                                        Vice President of the Bank (1990).

Daniel F. Agan1          65             Vice President of the Corporation (1988) and
                                        Senior Vice President of the Bank (1984).

James E. Corey III       52             Vice President of the Corporation (1993) and
                                        Executive Vice President of the Bank (1998);
                                        formerly Senior Vice President of the Bank (1993).

Joseph J. Tascone        51             Vice President of the Corporation and Senior
                                        Vice President of the Bank (1995); and prior
                                        thereto Vice President of the Bank (1987).

Jerome F. Denton         47             Vice President of the Corporation (1997);
                                        formerly Secretary (1986); and Executive Vice
                                        President of the Bank (1998); formerly Senior
                                        Vice President of the Bank (1996).

Thomas C. Karski         53             Vice President of the Corporation (1998) and
                                        Senior Vice President of the Bank (1998);
                                        formerly Vice President of the Bank (1987).

Joseph P. Manning        60             Vice President of the Corporation (1998) and
                                        Senior Vice President of the Bank (1998);
                                        formerly Vice President of the Bank (1993).

John R. Battersby Jr.    48             Treasurer of the Corporation and Senior
                                        Vice President, Chief Financial Officer
                                        and Treasurer of the Bank (1998); formerly
                                        Treasurer of the Corporation and Vice President
                                        and Treasurer of the Bank (1995); prior thereto
                                        Assistant Treasurer of the Corporation and
                                        Assistant Vice President and Treasurer of the Bank.

Donna C. Denton          43             Secretary of the Corporation (1998) and Vice
                                        President and Secretary of the Bank (1998);
                                        formerly Vice President of the Bank (1996) and
                                        Senior Pension Officer (1991).

1 Mr. Daniel F. Agan is a brother of Board member, Robert E. Agan.


Executive Compensation
----------------------
The following information indicates compensation paid or accrued by the Bank during 1998 for services rendered by each of the Chief Executive Officer and the highest-paid executive officers of the Corporation and the Bank whose total compensation exceeded $100,000.

At present, the officers of the Corporation are not separately compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.

                            Summary Compensation Table
                                     Annual Compensation

Name and Principal
Position Held          Year         Salary($)    Bonus($)1       All Other
                                                              Compensation($)2
John W. Bennett(3)     1998          135,865        -             7,670
Former Chairman of
the Board of the       1997          209,308      40,000          9,218
Corporation and the
Bank                   1996          200,308      25,000          8,541


Jan P. Updegraff       1998          175,577      40,000         10,513
President and Chief
Executive Officer of   1997          128,846      20,000          8,463
the Corporation and
the Bank               1996          114,039      15,000          7,342


James E. Corey III     1998           91,210      12,000          8,096
Vice President of
the Corporation and    1997           85,462      11,500          7,162
Executive Vice
President of the Bank  1996           80,385      12,167          6,333


Joseph J. Tascone      1998           90,900      12,700          5,814
Vice President of
the Corporation and    1997           87,569      18,000          6,127
Senior Vice President
of the Bank            1996           82,685      12,790          5,575

1 Includes amounts allocated for the year indicated, whether paid or deferred, to such person under the Bank-Wide and Management Incentive Bonus Plans.

2 Includes amounts allocated for the year indicated to such person under the Bank's Profit-Sharing, Savings and Investment Plan.

3 Mr. Bennett retired as an officer and employee effective June 30, 1998.


Pension Plan

The Bank maintains a non-contributory, defined benefit Pension Plan trusteed and administered by the Bank. The Plan covers all employees who have attained age 20 with one or more years of service and who have one thousand hours of service during the plan year. Under the Plan, the annual benefit payable to qualifying employees upon their retirement is based on the average of their five highest paid consecutive years out of the last ten calendar years of employment. Normal retirement age under the Plan is 65. The Plan also provides for reduced benefit payments for early retirement following age 55.
Compensation under the Plan is limited to all of an employee's salary, wages, or other regular payments from the Bank, excluding bonuses, commissions, overtime pay, or other unusual payments.

The Pension Plan provides an annual benefit of 1.2% for each year of credited service to a maximum of 25 years and for each additional year to a maximum of 10 years, 1% times the above average compensation, plus for each year of credited service to a maximum of 35 years, .65% of the above average compensation to the extent it exceeds the average of the taxable wage base in effect under Section 230 of the Social Security Act for each year in the 35 - year period ending with the year in which the participant attains social security retirement age (which base was $31,128 for a participant attaining age 65 in 1998).

Due to a full funding limitation, the Bank has made no contributions to the Pension Plan for the years 1996, 1997 and 1998.

Effective January 1, 1994, the Bank established a non-qualified Executive Supplemental Pension Plan designed to provide a benefit which, when added to other retirement income, will ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives of the Bank. From time to time the Board of Directors may select executives as participants in the plan. Currently, Mr. Updegraff is the only active employee participating.

This Plan provides an annual benefit equal to the amount, if any, that the benefit which would have been paid under the terms of the Bank's Pension Plan, computed as if the basic Pension Plan benefit formula administered and payable without regard to the special benefit limitations required to comply with Sections 415, 401(a)(17) and other governing sections of the Internal Revenue Code, exceeds the benefit which is payable to the participant under the terms of the Pension Plan on the date of the participant's termination.

The following table sets forth the estimated annual benefits under both plans, based upon a straight-life annuity form of pension, payable on retirement at age 65 by a participating employee, assuming final average earnings as shown. Employees become fully vested following 5 years of service.


Average Annual           Annual Benefits upon Retirement with Years of Service
 Earnings                                      Indicated
                            15         20        25        30         35(1)
$100,000                  24,715    32,953     41,192     48,430     55,668

$120,000                  30,265    40,353     50,442     59,330     68,218

$150,000                  38,590    51,453     64,317     75,680     87,043

$190,000                  49,690    66,253     82,817     97,480    112,143

$200,000                  52,465    69,953     87,442    102,930    118,418


1 Maximum number of years allowed under the terms of the Pension Plan.

The previously-noted executive officers of the Corporation and the Bank had the following credited full years of service under the Plan, as of December
31, 1998:  Jan P. Updegraff (28), James E. Corey III (11), and Joseph J. Tascone
(12). Mr. Bennett retired June 30, 1998 and is receiving benefits under both plans.

Employment Contracts
--------------------
The Bank has employment contracts with twenty-three of its senior officers, all vice president level and above. The contracts provide that in the event of termination of any of these officers' employment without cause, the officer shall continue to receive his or her salary at the level then existing and the customary fringe benefits which he or she is then receiving for a period ending December 31, 2000, except for Messrs. Battersby, Corey, Denton, Karski, Manning, Tascone and Updegraff whose guaranteed terms end December 31, 2001, and Mr. Agan whose guaranteed term ends March 1, 1999. The contracts further provide that they may be extended by the Board of Directors on a year-to year basis and also may by terminated for caused upon thirty days' notice.

Other Compensation Agreements
-----------------------------
The Bank maintains several contributory and non-contributory medical, life and disability plans covering all officers and full-time employees. The Bank does not maintain any stock option, stock appreciation rights or stock purchase or a award plans for officers or directors.

Comparative Return Performance Graph
------------------------------------

       Comparison of Five-Year Cumulative Total Returns For Fiscal Years Ending December 31, 1994 - 1998 Among Chemung Financial Corporation,
              CRSP Total Returns Index for NASDAQ Stock Market
               (US Companies) and NASDAQ - Bank Stocks Index


                  (OMITTED GRAPHIC MATERIAL - SEE APPENDIX)

                              1993    1994     1995     1996    1997     1998
Chemung Financial
Corporation                  100.00   114.9    129.6   164.16   209.22   289.09
                                        4        9                         9
CRSP NASDAQ Composite        100.00   97.80    138.3   170.0    208.60   293.2
                                                 0                         0
NASDAQ - Bank Stocks         100.00   99.60    148.4   195.90   328.00   324.9
                                                 0                         0

The cumulative total return includes (i) dividends paid and (ii) changes in the share price of the Corporation's Common Stock and assumes that all dividends were reinvested. The above graph assumes that the value of the investment in Chemung Financial Corporation and each index was $100 on December 31, 1993.

The CRSP Total Returns Index for NASDAQ Stock Market (US Companies) and Bank Stocks indices were obtained from the Center for Research in Security Prices
(CRSP), University of Chicago, Chicago, Illinois.

Compensation of Directors and Committee Meetings
------------------------------------------------

The Board of Directors of the Corporation held ten (10) regularly scheduled meetings during the year ended December 31, 1998. The Corporation has no standing committees.

The Board of Directors of the Bank held twelve (12) regularly scheduled meetings and one special meeting during the year ended December 31, 1998. Among its standing committees, the Board of Directors of the Bank has an Examining Committee and a Personnel Committee.

The Examining Committee makes an annual examination of the Bank as a whole, reviews the Bank's internal audit and loan review procedures and recommends to the Board of Directors the engagement and dismissal of independent auditors. During 1998 this Committee held three (3) meetings. On December 31, 1998, its members were Messrs. Lounsberry (Chairperson) Agan, Brooks, R. Dalrymple, Falck, Potter, Streeter and Mrs. van den Blink.

The Personnel Committee is responsible for the nomination of officers, recommendation of Executive Officer compensation plans, and establishment of guidelines for setting all other officers' salaries. Additional responsibilities include the review and approval of employee benefit programs and employee relation policies and procedures. The Committee held two (2) meetings in 1998 and on December 31, 1998, its members were Messrs. Meier (Chairperson), Brooks, D. Dalrymple, Evans, Falck, Meyer, Swan, Tryon and Ugnetta.

During the year ended December 31, 1998, each director of the Corporation and the Bank attended at least 75% of the aggregate of the number of Board Meetings held and the number of meetings held by all committees of which such director was a member.

Each director of the Bank who is not an officer or employee of the Bank receives an annual retainer of $5,000 and a fee of $300 for each meeting of the Board of Directors attended. Those directors who are members of one or more committees of the Board of Directors also receive a fee of $300 for each meeting of each committee attended, with the exception of the Chairperson of each committee who receives $350. The aggregate amount of directors' retainers and fees paid or deferred under the Deferred Directors Fee Plan during 1998 was $249,250.

Directors who are not officers or employees of the Corporation receive a fee of $300 for attendance at meetings of the Board of the Corporation which are held on days when there is no meeting of the Board of Directors of the Bank. There were no such meetings held during 1998. Otherwise, directors of the Corporation are not compensated for services rendered by them to the Corporation and no change is presently contemplated in this policy.

The Deferred Director Fee Plan for non-employee Directors provides that Directors may elect to defer receipt of all or any part of their fees until a date or dates determined under the Plan. Cash deferrals are credited with interest compounded quarterly at the Applicable Federal Rate for short-term debt instruments while phantom units (fees deferred into the Memorandum Unit Value Account), appreciate or depreciate as would an actual share of the Corporation's common stock purchased on the deferral date. Cash deferrals will be paid in cash and phantom unites will be paid in shares of the Corporation's common stock.

Certain Transactions
--------------------
Some of the Bank's directors and officers, and entities of which they are associated, are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect to loans of $60,000 or more, and it is anticipated that some of these directors, officers and entities will continue to be customers of and indebted to the Bank on similar terms in the future. All loans to these individuals and entities are made in the ordinary course of business, involve no more than normal risk of collectibility and were made on substantiallly the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons.

The Bank has purchased insurance from a Continental Casualty Company, a memeber of the CNA Group, providing for reimbursement of directors and officers of the Corporation and the Bank for their costs and expenses for claims based on "wrongful acts" in connection with their duties as directors or officers, including actions as fiduciaries of the Bank's Pension and Profit-Sharing Plans under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in April 1999, cost $16,800 on an annual basis, and has been paid by the Bank.

The Bank retained Sayles, Evans, Brayton, Palmer & Tifft, a law firm of which Mr. Hoffman is a partner and of which Mr. Ughetta is of counsel, for legal services during the last two years and expects to retain Sayles, Evans, Brayton, Palmer & Tifft for legal services during the current year.

INDEPENDENT PUBLIC ACCOUNTANTS:

The accounting firm of KPMG LLP, 113 South Salina Street, Syracuse, New York 13202 has acted as the Bank's and the Corporation's independent auditors and accountants since 1990 and will so act in 1999. Representatives of KPMG LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement. The representatives will respond to appropriate question.

OTHER BUSINESS:

Management knows of no business which will be presented for consideration, other than the matter described in the Notice of Annual Meeting. If other matters are properly presented, the persons designated as proxies intend to vote thereon in accordance with their best judgement.

SHAREHOLDER PROPOSAL:

Qualified Shareholders desiring to present a proposal at the 2000 Annual Meeting of Shareholders, including a notice of intent to make a nomination at said Meeting, must submit such proposal to the Corporation on or before December 3, 1999. Such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation's directors, certain executive officers, and more than ten percent owners of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and changes in beneficial ownership. Directors, executive officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation's knowledge, based on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required for the year ended December 31, 1998, all Section 16 (a) filing requirements applicable to its executive officers, directors and any ten percent shareholder were complied with, except that one change in beneficial ownership was not reported on a timely basis by Mr. Swan.

OTHER MATTERS:

Financial statements for the Corporation and its consolidated subsidiaries are included in Chemung Financial Corporation's Annual Report to shareholders for the year 1998 which was mailed to shareholders beginning April 6, 1999.

A COPY OF CHEMUNG FINANCIAL CORPORATION'S 1998 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO THOSE STOCKHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING THE CORPORATION. TO OBTAIN A COPY, PLEASE WRITE TO: DONNA C. DENTON, VICE PRESIDENT AND SECRETARY, CHEMUNG CANAL TRUST COMPANY, ONE CHEMUNG CANAL PLAZA, ELMIRA, NEW YORK, 14902.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                               Donna C. Denton
                                                                     Secretary

Date:  April 6, 1999
       One Chemung Canal Plaza
       Elmira, New York  14902


                         CHEMUNG FINANCIAL CORPORATION

                  ANNUAL MEETING OF SHAREHOLDERS - MAY 12, 1999
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF CHEMUNG FINANCIAL CORPORATION

John R. Battersby and John B. Hintz, each with power of substitution and with all powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on May 12, 1999 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.

                       (To be signed on Reverse Side)
------------------------------------------------------------------------------
THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE GIVEN, THE PROXY AGENTS INTEND TO VOTE FOR THE NOMINEES.


1.  Election of                                  NOMINEES:  3-YEAR TERM:
    Directors    For _______ Withheld________    Robert E. Agan
                                                 Donald L. Brooks, Jr.
                                                 Stephen M. Lounsberry III
                                                 Thomas K. Meier
                                                 Charles M. Streeter, Jr.
                                                 Nelson Mooers van den Blink

For, except vote withheld from the following nominee (s):

_______________________________________________________

I/We will attend the Meeting  __________

Number in group               __________


___________________________Date_______    ______________________Date_________
  Signature                               Signature if Held Jointly

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full titel as such.